UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________________________________________________________

PhotoMedex, Inc.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	59-2058100
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

147 Keystone Drive Montgomeryville, PA	18936
(Address of Principal Executive Offices)	(Zip Code)

____________________________________________________________________________________________

PhotoMedex, Inc. 2005 Equity Compensation Plan

PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan

(Full Title of the Plans)

____________________________________________________________________________________________

Dennis McGrath
Chief Executive Officer & President
147 Keystone Drive
Montgomeryville, PA 18936
(Name and Address of Agent for Service)

(215) 619-3600
(Telephone Number, Including Area Code, of Agent for Service)

____________________________________________________________________________________________

With a copy to:

Stephen C. Koval, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
(212) 836-8019

____________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	2,410,000	$15.50	$37,355,000	$4,280.88

(1)
The number of shares to be registered consists of: (A) 2,350,000 additional shares issuable under the PhotoMedex, Inc. 2005 Equity Compensation Plan following an increase the number of shares of Common Stock reserved for issuance thereunder from 650,000 shares to 3,000,000 shares, and (B) 60,000 additional shares issuable under the PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan following an increase in the number of shares of Common Stock reserved for issuance thereunder from 60,000 shares to 120,000 shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of shares that may be issued in accordance with the provisions of such plans in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Calculated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, based upon the average of the high ($15.65) and low ($15.35) prices of the common stock of PhotoMedex, Inc. as reported on the Nasdaq Global Market on December 8, 2011.

REGISTRATION OF ADDITIONAL SECURITIES

The Board of Directors of PhotoMedex, Inc. (“PhotoMedex”) approved an amendment to the PhotoMedex, Inc. 2005 Equity Compensation Plan (the “2005 ECP”) to, among other things, increase the number of shares available for the grant of awards under the 2005 ECP from 650,000 to 3,000,000 shares of common stock, par value $.01 per share, of PhotoMedex (the “Common Stock”) and an amendment and restatement of the PhotoMedex, Inc. 2000 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) which, among other changes, increased the number of shares available for the grant of awards under the Non-Employee Director Plan from 60,000 to 120,000 shares of Common Stock.

PhotoMedex has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register the 2,350,000 additional shares of Common Stock issuable pursuant to the 2005 ECP and the 60,000 additional shares of Common Stock issuable pursuant to the Non-Employee Director Plan, which are the same class as those securities previously registered on effective Form S-8s filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2004 (Registration No. 333-114181), March 23, 2006 (Registration Nos. 333-132656 and 333-132655), October 9, 2007 (Registration No. 333-146558), May 13, 2009 (Registration No. 333-159224) and December 3, 2010 (Registration No. 333-170940) (the “Prior Registration Statements”).  In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, including the periodic reports that PhotoMedex filed after the Prior Registration Statements to maintain current information about PhotoMedex, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.
Indemnification of Directors and Officers

The PhotoMedex articles of incorporation provide that PhotoMedex shall, to the fullest extent permitted by Nevada law, as amended from time to time, indemnify any director or officer of PhotoMedex and may, in the discretion of the board of directors, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of PhotoMedex, by reason of the fact that he or she is or was a director, officer, employee or agent of PhotoMedex, or is or was serving at the request of PhotoMedex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PhotoMedex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such expenses incurred in defending such action, suit or proceeding shall be paid by PhotoMedex in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by PhotoMedex as authorized thereby, provided that the board of directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of PhotoMedex, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the rights under the articles of incorporation.

PhotoMedex has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that PhotoMedex indemnify its directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the PhotoMedex articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by PhotoMedex’s board of directors or stockholders in the future.

PhotoMedex’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, subject to certain limitations, and expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 8.	Exhibits.

See the Index to Exhibits, which is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on December 9, 2011.

              PHOTOMEDEX, INC.

By:	/s/ Dennis McGrath
Dennis McGrath
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis M. McGrath and Christina L. Allgeier, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form S-8, and to file the same with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. DePiano
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	December 9, 2011
/s/ Dennis M. McGrath
Dennis M. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2011
/s/ Christina L. Allgeier
Christina L. Allgeier	Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2011
/s/ James W. Sight
James W. Sight	Vice Chairman of the Board of Directors	December 9, 2011
/s/ Stephen P. Connelly
Stephen P. Connelly	Director	December 9, 2011
/s/ Leonard L. Mazur
Leonard L. Mazur	Director	December 9, 2011
/s/ Paul J. Denby
Paul J. Denby	Director	December 9, 2011
/s/ Alan R. Novak
Alan R. Novak	Director	December 9, 2011
/s/ David W. Anderson
David W. Anderson	Director	December 9, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

4.1
Articles of Incorporation of PhotoMedex, Inc., filed on December 28, 2010 (incorporated by reference to Exhibit 3.8 to PhotoMedex’s Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 31, 2011)

4.2
Bylaws of PhotoMedex, Inc., adopted December 28, 2010 (incorporated by reference to Exhibit 3.9 to PhotoMedex’s Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 31, 2011)

5.1	Opinion of Woodburn and Wedge*

10.1
PhotoMedex, Inc. Amended and Restated 2005 Equity Compensation Plan (incorporated by reference to Annex F to PhotoMedex’s Registration Statement on Form S-4/A (Registration No. 333-176295) filed with the Commission on November 2, 2011)

10.2

PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan (incorporated by reference to Annex G to PhotoMedex’s Registration Statement on Form S-4/A (Registration No. 333-176295) filed with the Commission on November 2, 2011)

23.1	Consent of EisnerAmper LLP*

23.2	Consent of Amper, Politziner & Mattia, LLP*

23.3	Consent of Woodburn and Wedge (contained in Exhibit 5.1)*

24.1	Power of Attorney (contained on signature page)

*	Filed herewith.